As filed with the Securities and Exchange Commission on April 5, 2004

Registration No. 333-####

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(Address of Principal Executive Offices Including Zip Code)

QUADRAMED CORPORATION 1996 STOCK INCENTIVE PLAN

INDUCEMENT STOCK OPTION AGREEMENT, DATED JULY 9, 2003, BY AND

BETWEEN QUADRAMED CORPORATION AND JOHN C. WRIGHT

RESTRICTED STOCK AGREEMENT, DATED JULY 9, 2003, BY AND BETWEEN

QUADRAMED CORPORATION AND JOHN C. WRIGHT

(Full title of the plans)

Lawrence P. English

Chief Executive Officer

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Morris F. DeFeo, Jr.

Miles & Stockbridge, P.C.

1751 Pinnacle Drive, Suite 500

McLean, Virginia 22102

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.01 per share	3,338,993	(2)	$3.08(3)	$10,284,098	$1,303

Common Stock, par value $0.01 per share	750,000	(4)	$1.82(5)	$1,365,000	$173

Common Stock, par value $0.01 per share	100,000	(6)	$3.08(7)	$308,000	$39

TOTALS	4,188,993			$11,957,098	$1,515

(1)	The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of QuadraMed Corporation.

(2)	Represents (i) 2,500,000 shares of Common Stock added to the QuadraMed Corporation 1996 Stock Incentive Plan (the “1996 Plan”) pursuant to the approval of QuadraMed’s Board of Directors on September 24, 2003 and ratification by QuadraMed’s stockholders on October 29, 2003, and (ii) 838,993 shares of Common Stock that have become available for issuance under the 1996 Plan as a result of the automatic “evergreen provision” effective upon the commencement of calendar years 2003 and 2004.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the high and low prices for a share of Common Stock reported on the Over-The-Counter Bulletin Board as of March 31, 2004.

(4)	Represents options granted to John C. Wright pursuant to an Inducement Stock Option Agreement dated as of July 9, 2003 between QuadraMed Corporation and Mr. Wright.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (h) under the Securities Act, based upon the fixed exercise price of Mr. Wright’s options.

(6)	Represents restricted shares granted to John C. Wright pursuant to a Restricted Stock Agreement dated as of July 9, 2003 between QuadraMed Corporation and Mr. Wright.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 (c) and 457 (h) under the Securities Act, based upon the average of the high and low prices for a share of Common Stock reported on the Over-The-Counter Bulletin Board as of March 31, 2004.

EXPLANATORY NOTE

Pursuant to registration statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on November 19, 1996 (File No. 333-16385), on September 19, 1997 (File No. 333-35937), on April 9, 1999 (File No. 333-75945), as amended by Post-Effective Amendment No. 1 filed on April 14, 1999, and on May 2, 2002 (File No. 333-87426), as amended by Post-Effective Amendment No. 1 filed on May 2, 2002 (File No. 333-56171) and by Post-Effective Amendment No. 2 filed on May 2, 2002 (File No. 333-75945), (collectively, the “Prior Registration Statements”) QuadraMed Corporation, a Delaware corporation (“QuadraMed”, the “Company”, or the “Registrant”), registered shares of its Common Stock par value $0.01, issuable under various employee benefit plans, including shares issuable upon the exercise of awards granted and to be granted under the 1996 Stock Incentive Plan, as amended (the “1996 Plan”).

On October 29, 2003, QuadraMed’s stockholders approved certain amendments to the 1996 Plan, pursuant to which the number of shares of Common Stock issuable upon the exercise of awards granted and to be granted thereunder was increased by 2,500,000 and the maximum number of shares of Common Stock for which any one person may receive options, separately exercisable stock appreciation rights and direct stock issuances was increased to 1,500,000 in the aggregate per calendar year.

The 1996 Plan contains an “evergreen provision” that automatically increases the number of shares of Common Stock available for issuance under the 1996 Plan on the first trading day of each calendar year during the term of the 1996 Plan, by an amount equal to one and one-half percent (1.5%) of the shares of Common Stock outstanding on the last trading day of the immediately preceding calendar year. Pursuant to this provision, 407,473 shares were added to the 1996 Plan on January 2, 2003, and 431,520 shares were added on January 2, 2004. This registration statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, (the “Securities Act”) to register the remaining 3,338,993 previously unregistered shares of Common Stock reserved for issuance under the 1996 Plan.

Furthermore, this Registration Statement registers (i) 750,000 shares of Common Stock under a stock option grant to John C. Wright pursuant to an Inducement Stock Option Agreement dated as of July 9, 2003 between QuadraMed Corporation and Mr. Wright and (ii) 100,000 shares of restricted Common Stock pursuant to a Restricted Stock Agreement dated as of July 9, 2003 between QuadraMed Corporation and Mr. Wright.

This Registration Statement contains two parts. The first part constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with reoffers and resales of certain securities acquired under the 1996 Plan and the securities acquired under Mr. Wright’s agreements by the participating employees and directors. The second part contains information required in the Registration Statement pursuant to Part II of Form S-8. The information required by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act and the instructions of Form S-8.

REOFFER PROSPECTUS

QuadraMed Corporation

3,655,000 Shares of Common Stock

(Par value $0.01 per share)

This Prospectus may be used by certain stockholders (the “Selling Stockholders”) to sell a maximum of 3,655,000 shares (the “Shares”) of our Common Stock, par value $0.01 per share (the “Common Stock”), which we have previously issued or may in the future issue under awards of options and restricted Common Stock granted under our 1996 Stock Incentive Plan, as amended (the “1996 Plan”), and an Inducement Stock Option Agreement and a Restricted Stock Agreement, both of which agreements were dated as of July 9, 2003 between QuadraMed Corporation and John C. Wright. (The 1996 Plan and these agreements are collectively referred to as the “Compensation Arrangements”.) The Selling Stockholders, who are listed in the section of this Prospectus entitled “Selling Stockholders”, may offer these Shares for resale from time to time. We will not receive any of the proceeds from the sale of the Shares. We will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with the sale of the Shares.

The Selling Stockholders may sell the Shares covered by this Prospectus through various means, including directly or indirectly to purchasers, in one or more transactions on any stock exchange or stock market on which the Shares are traded at the time of sale, in privately negotiated transactions, or through a combination of these methods. These sales may be at fixed prices, which may change, at market prices available at the time of sale, at prices based on the available market price at the time of sale, or at negotiated prices. If the Shares are sold through underwriters, broker-dealers, or agents, these parties may be compensated for their services in the form of discounts or commissions, which is deemed to be “underwriting compensation”. Such underwriting compensation shall be the sole responsibility of the Selling Stockholders. If required, the Selling Stockholders will disclose the names of any underwriter(s), applicable commissions or discounts, and any other required information with respect to any particular sales in an accompanying prospectus supplement. For additional information on the Selling Stockholders’ possible methods of sale, you should refer to the section in this Prospectus entitled “Plan of Distribution”.

Certain Shares that were issued to the Selling Stockholders are “restricted securities” under the Securities Act before their sale under this Prospectus. We have prepared this Prospectus for the sole purpose of registering the Shares under the Securities Act in order to allow the Selling Stockholders to offer and sell the Shares to the public, subject to any contractual limitations on the Selling Stockholders.

Our Common Stock is currently traded on the “Over-The-Counter Bulletin Board” (symbol: QMDC.OB) and on the “Pink Sheets” over-the-counter market (symbol: QMDC.PK). On March 31, 2004, the high and low prices for our Common Stock were $3.10 and $3.06 per share on the Over-the-Counter Bulletin Board, respectively.

Investing in our Common Stock involves risks that are described in the “Risk Factors” section of this Prospectus beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 31, 2004.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with any information that is different from the information contained in this Prospectus. The Selling Stockholders are offering to sell, and seeking offers to buy, the Shares only in jurisdictions where such offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date on the front cover of this Prospectus, regardless of the time of the delivery of this Prospectus or of any sale of the Shares. Our business, financial condition, results of operation and prospects may have changed since that date.

ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 relating to the Compensation Arrangements, including exhibits, under the Securities Act with respect to the Shares covered by this Prospectus (the “Registration Statement”). This Prospectus does not contain all of the information and exhibits set forth in the Registration Statement. For further information regarding QuadraMed Corporation and the Shares offered by this Prospectus, we refer you to the Registration Statement. With respect to each such document filed with the SEC as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file, including the Registration Statement and its exhibits, at the public reference facilities of the SEC in Washington, D.C. Copies of such materials may be obtained from such facilities at the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov and on our website, http://www.quadramed.com, where all of our current SEC filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have previously filed the following documents with the SEC, and they are incorporated by reference in this Prospectus:

(1)	QuadraMed Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 22, 2004;

(2)	The description of the terms, rights and provisions applicable to the Common Stock contained in QuadraMed’s Registration Statement No. 000-21031 on Form 8-A, filed with the SEC on July 17, 1996 pursuant to Section 12 of the Exchange Act.

All of the documents that we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Shares offered by this Prospectus have been sold or which deregisters all Shares then remaining unsold, are incorporated by reference into this Prospectus.

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this Prospectus is considered to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is considered to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this Prospectus.

You can obtain copies of all documents which are incorporated in this Prospectus by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) without charge by writing or calling us at QuadraMed Corporation, Attention: Corporate Counsel, 12110 Sunset Hills Road, Suite 600, Reston, VA 20190, telephone number (703) 709-2300.

OUR COMPANY

We provide healthcare information technology products and services that help healthcare providers to improve the quality of the care they deliver and the efficiency with which it is delivered. We accomplish our mission by developing and implementing sophisticated, user-friendly software applications designed and developed by the healthcare professionals and software specialists we employ.

Our products are designed to eliminate paper, improve processes, and decrease error through the efficient management of patient clinical and financial records. They are suitable for acute care hospitals, specialty hospitals, Veterans Health Administration facilities and associated/affiliated businesses such as outpatient clinics, long-term care facilities, and rehabilitation hospitals and are used by healthcare organizations of varying size – from small single entity hospitals to large multi-facility care delivery organizations. Our products are sold as standalone, bundled, or fully integrated software packages. We also provide services to support the hospital’s collection of receivables and its administration of contractual reimbursements from managed care companies. As of December 31, 2003, approximately 1,900 healthcare provider facilities were utilizing at least one QuadraMed product.

Our headquarters office is located at 12110 Sunset Hills Road, Reston, Virginia in the Washington, D.C. metropolitan area. The Company was founded in 1993 and reincorporated in Delaware in 1996. Our telephone number is (703) 709-2300. Our website can be found at www.quadramed.com where all of our current SEC filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC.

RECENT DEVELOPMENTS

In February, 2004, we acquired all of the issued and outstanding capital stock of Détente Systems Pty Limited, an Australian proprietary limited company (“Détente”) and all of the units of trust ownership of the Détente Systems Trust, an Australian business trust (the “Trust”). Détente is engaged in the business of developing, selling and supporting clinical systems in Australia, New Zealand, and the United Kingdom. The Trust holds title to all of the intellectual property used or useful in Détente’s business. The purchase price for Détente’s stock and the Trust’s units was $4 million in cash. Of this amount, $2.6 million was paid on the closing date of the acquisition, and the balance was deposited in an escrow account to be payable upon the satisfactory performance of certain technology and performance goals relating to the acquired Détente technology.

In October 2002, a series of securities law class action complaints was filed in the United States District Court, California Northern District, by certain of our shareholders against us and certain of our officers and directors. The plaintiffs in these actions allege, among other things, violations of the Securities Exchange Act of 1934 due to issuing a series of allegedly false and misleading statements concerning our business and financial condition between May 11, 2000 and August 11, 2002. Also in October 2002, a shareholders derivative suit was filed on our behalf in Marin County Superior Court of California against us as a nominal defendant and certain of our current and former officers and directors. The derivative action plaintiffs allege that certain of our current and former officers and directors breached their fiduciary duties to us based on assertions similar to those in the federal securities class action litigation. Both actions seek unspecified monetary damages and other relief.

As of February 25, 2004, we have reached an agreement with the plaintiffs’ counsel in the securities class action litigation and the shareholders derivative litigation. We expect that the settlement amounts will be principally covered by our insurance. The proposed settlement agreements include non-disclosure and confidentiality provisions and are conditioned upon the negotiation of final documents and the approval of the courts.

RISK FACTORS

An investment in the Shares involves a high degree of risk. In considering whether to purchase the Shares, you should carefully consider the following factors and other information set forth in this Prospectus. The risks set forth below are in addition to risks that apply to most businesses.

Our Indebtedness Could Prevent Us from Fulfilling Our Obligations Under Our Debt and May Negatively Affect Our Financial and Operating Flexibility.

We have now and will continue to have for the foreseeable future a considerable amount of indebtedness. As of December 31, 2003, we had approximately $84 million of outstanding indebtedness, which consists of the notes issued under an April 17, 2003 indenture agreement for $71 million in debentures maturing on April 1, 2008 (the “2008 notes”) and the notes issued under a May 1, 1998 indenture agreement for $115 million in debentures maturing on May 1, 2005 (the “2005 notes”). Our current debt service obligation is $6.5 million (defined as payments due in less than one year). Our outstanding indebtedness could have important consequences to you. It could:

•	Make it more difficult to satisfy our obligations with respect to our debt obligations;

•	Limit our ability to obtain additional financing to operate or grow our business;

•	Limit our financial flexibility in planning for and reacting to industry changes;

•	Require us to dedicate a material portion of our operating cash flow to fund interest payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes; and

•	Place us at a competitive disadvantage as compared to less leveraged companies.

We Have Incurred Losses from Continuing Operations for the Past Five Years, Except 2001. If We Continue to Incur Substantial Losses from Continuing Operations in the Future, Our Ability to Honor Our Debt May be Impaired. Our Ability to Meet Our Debt Service Obligations Depends on Our Future Performance.

We incurred losses from continuing operations of $23.9 million and $20.9 million for the years ended December 31, 2003 and 2002, respectively. Although we had income from continuing operations of $12.0 million in 2001, we incurred loses for continuing operations of $39.4 million in 2000. If we are unable to achieve or sustain profitability, it may impair our ability to pay principal and interest on our indebtedness as it becomes due, to obtain future equity or debt financing, or to do so on economical terms and to sustain and expand our business.

Our ability to make such payments depends on our future operating performance. Future operating performance is subject to market conditions and business factors, which are often outside of our control. Therefore, we are not able to assure you that we will have sufficient cash flow to pay the principal and interest on our indebtedness. If our cash flow and capital resources are not enough to allow us to make our scheduled payments on our indebtedness, we may have to reduce or delay capital expenditures, sell assets, seek additional capital, or restructure or refinance our indebtedness. We cannot assure you that the terms of our indebtedness will allow these alternative measures or that such measures would satisfy the scheduled debt service obligations. If we are unable to make the scheduled payments on our indebtedness, we will be in default, and our debt holders could declare all outstanding principal and interest to be due and payable.

Our Auditing Firms Have Found Material Weaknesses in Our System of Internal Controls, Policies, and Procedures, Which Could Adversely Affect Our Ability to Record, Process, Summarize and Report Certain Financial Data.

In April 2003, PricewaterhouseCoopers (“PwC”) informed our management and Audit Committee of its concerns regarding material weaknesses in our system of internal controls, policies and procedures, including the adequacy and reliability of certain financial information, and certain financial personnel. Specifically, PwC reported material weaknesses in:

•	the accounting for software revenue and related expense recognition,

•	the reporting of discontinued operations,

•	the accounting for our investment in certain non-consolidated subsidiaries,

•	the accounting for certain life insurance contracts and the Supplemental Executive Retirement Plan,

•	the accounting and reporting of non-recurring charges,

•	the accounting for stock-based compensation,

•	the accounting and reporting of capitalized software development costs,

•	the accounting for income taxes,

•	the documentation supporting the accounting for certain business combinations, and

•	timely analysis and reconciliation of general ledger accounts.

PwC further stated that these material weaknesses would require PwC to expand the scope of its uncompleted audit of fiscal year 2002, and that its findings to date may materially impact the fairness and reliability of our previously issued financial statements as previously filed with the SEC and the report of the prior independent public accountants on those financial statements.

We implemented certain new procedures and corrective actions that addressed the cited weaknesses. These corrective actions included:

•	We engaged Deloitte & Touche LLP (D&T) to perform a forensic analysis of the Company’s accounting records and reported results for the years 2000 through 2002. D&T’s forensic analysis also covered years 1999 and prior to the extent any items originating in earlier years impact 2000, 2001 or 2002;

•	We engaged a team of accounting consultants, most of whom are certified public accountants with technology industry experience, to lead the restatement effort of the financial statements for 1999, 2000 and 2001 and the first quarter of 2002. D&T transitioned detailed work and reconciliations to this group of professionals. These professionals filled in gaps in the financial organization where temporary vacancy occurred. They reviewed all material business transactions including revenue contracts, acquisitions & dispositions of businesses, impairment of assets, accrued and actual expenses, stockholders’ equity transactions and accounting and financial reporting thereof for 1999, 2000 and 2001 and the first quarter of 2002;

•	We retained Charles Stahl, formerly an audit partner with Deloitte & Touche, LLP, as a full-time consultant and then hired him as Executive Vice President and Chief Financial Officer to lead the final phase of the restatement effort and the strengthening of our internal controls; and

•	Our Audit Committee engaged a financial expert to advise them and strengthen the Audit Committee’s role in corporate governance.

The Company and its Chief Financial Officer have built a complete permanent finance department to replace the one that was based, in part, on consultants.

As of December 31, 2003, an evaluation was performed under the supervision and with the participation of the Company’s management, including the Chief Executive Officer (the “CEO”) and the Chief Financial Officer (the “CFO”), of the effectiveness of the design and operation of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e), and 15d-15(e) under the Securities and Exchange Act of 1934). Based on that evaluation, the Company’s management, including the CEO and CFO, concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2003.

As of December 31, 2003, our CEO and CFO evaluated the effectiveness of our internal controls over financial reporting. They concluded that our practices and procedures are appropriate under the circumstances except for the following material weakness. In connection with performing its audit of our financial results for 2002 and 2003, BDO Seidman, LLP informed us that they noted a matter involving internal control that they considered to be a material weakness. A material weakness is a reportable condition in which the design or operation of one or more internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. Reportable conditions are matters coming to the auditor’s attention that relate to significant deficiencies in the design or operation of internal control and could adversely affect the organization’s ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements.

Our Enterprise Division has not implemented procedures to track movements in deferred revenue on an overall roll forward basis. As such, it is difficult for management to continually monitor movements in this account. To mitigate this weakness, the deferred revenue analysis, by customer, needs to be and is scrutinized at the end of each month, quarter and year end. In addition, analytical review work is done at the end of each period but not on an overall roll forward basis. We are in the process of upgrading our computer software and adding new modules that will provide the aforementioned overall roll forward analysis.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. No significant changes were made to our internal controls over financial reporting that could significantly affect these controls subsequent to the date of their evaluation.

We Are Subject to a Formal SEC Inquiry as a Result of the Restatement of Our Financial Statements, and the SEC May Institute an Enforcement Action against Us.

Following our August 12, 2002 announcement that we intended to restate prior period financial statements, the staff of the San Francisco District Office of the SEC requested certain information concerning the anticipated restatement as part of an informal, preliminary inquiry.

On February 28, 2003, we reported that the SEC had issued a formal non-public order of investigation concerning our accounting and financial reporting practices for the period beginning January 1, 1998. On October 10, 2003, we announced that the Staff of the San Francisco District Office of the Securities and Exchange Commission has informed us that the Staff intends to recommend to the SEC that it institute an enforcement action against us for violations of the antifraud, periodic filing and books and records provisions of the federal securities laws. The proposed recommendation concerns our accounting for transactions that we entered into with Health+Cast LLP in 1998 and 1999. The 1999 transactions were restated as part of the restatement of our 1999 financial statements. The Staff invited us to make a Wells submission with respect to the proposed recommendation. We plan to continue to discuss this matter with the Staff; however, we cannot predict when the SEC will conclude its inquiry, or the outcome and impact thereof. The Staff also indicated that it does not presently intend to recommend any action against QuadraMed’s current officers, directors or employees.

Our Common Stock Has Been Delisted from the Nasdaq Stock Market, which Could Result in Loss of Investors, Increased Obligations under State Securities Laws, and Decreased Coverage by Securities Analysts.

We received notice from the Nasdaq Stock Market requiring us to file Forms 10-Q for the quarters ended June 30 and September 30, 2002 as well as restated financial statements for the years ended December 31, 2001, 2000, and 1999 on or before February 28, 2003. Because we were unable to meet these requirements in a timely manner, on March 4, 2003 our Common Stock was delisted from the Nasdaq Stock Market. The delisting of our stock triggered a repurchase event under the terms of a May 1, 1998 indenture agreement for our 2005 notes. This repurchase event required us to partially refinance our 2005 notes. On April 17, 2003, we repurchased $61.8 million of our outstanding 2005 notes and issued $71 million in 2008 notes and warrants to purchase 11,303,842 shares of our Common Stock. We also issued warrants to purchase 282,596 shares of our Common Stock to Philadelphia Brokerage Corporation as consideration for their assistance with the issuance of the 2008 notes.

Delisting from the Nasdaq National Market subjects us to numerous consequences that may adversely affect our business, including the loss of investors. We may no longer qualify for exemptions from state securities registration requirements. Without an exemption from registration, we may need to file time-consuming and costly registration statements for future securities transactions and issuances and to amend our stock option and stock option purchase plans. Furthermore, delisting may result in decreased coverage by securities analysts.

We Have a Limited Trading Market, which Could Affect Your Ability to Sell Shares of Our Common Stock and the Price You May Receive for Our Common Stock.

There is currently a limited trading market for our Common Stock on the Over-the-Counter Bulletin Board and the “Pink Sheets”. The ability to trade our Common Stock on the over-the-counter market depends on the presence and investment decisions of willing buyers and sellers. Therefore, the market of investors who are willing to purchase our Common Stock is limited, the volume of our Common Stock traded on a daily basis is low, and the liquidity of our Common Stock is limited. All of these will affect your ability to sell and the price you may receive for our Common Stock. While we have applied for quotation of our Common Stock on the American Stock Exchange (“AMEX”) and the Boston Stock Exchange (“BSE”), there can be no assurance that our Common Stock will be accepted for quotation by the AMEX, the BSE, or any other exchange.

The Trading Price of Our Common Stock Has Been, and Is Expected to Continue to Be Volatile.

The Nasdaq National Market on which our Common Stock was listed, the “Pink Sheets” over-the-counter market and the Over-the-Counter Bulletin Board, where our stock currently trades, and stock markets in general, have historically experienced extreme price and volume fluctuations that have affected companies unrelated to their individual operating performance. The trading price of our Common Stock has been and is likely to continue to be volatile due to such factors as:

•	Variations in quarterly results of operations;

•	Announcements of new products or acquisitions by our competitors;

•	Government regulatory action;

•	Resolution of pending or unasserted litigation, including the existing stockholder lawsuits and SEC investigation;

•	Developments or disputes with respect to proprietary rights; and

•	General trends in our industry and overall market conditions.

Movements in prices of equity securities in general may also affect the market price of our Common Stock.

Our Quarterly Operating Results Are Subject to Fluctuations, which Could Adversely Affect Our Financial Results and the Market Price of Our Common Stock.

Our quarterly operating results have varied significantly in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside our control. Accordingly, quarter-to-quarter comparisons of our operating results may not be indicative of our future performance. Some of the factors causing these fluctuations include:

•	Variability in demand for products and services;

•	Introduction of product enhancements and new products by us and our competitors;

•	Timing and significance of announcements concerning present or prospective strategic alliances;

•	Discontinuation of, or reduction in, the products and services we offer;

•	Loss of customers due to consolidation in the healthcare industry;

•	Delays in product delivery requested by our customers;

•	Customer budget cycle fluctuation;

•	Investment in marketing, sales, research and development, and administrative personnel necessary to support anticipated operations;

•	Costs incurred for marketing and sales promotional activities;

•	Software defects and other product quality factors;

•	General economic conditions and their impact on the healthcare industry;

•	Cooperation from competitors on interfaces and implementation when a customer chooses a QuadraMed software application to use with various vendors;

•	Delays in implementation due to product readiness, customer induced delays in training or installation, and third party interface development delays;

•	Final negotiated sales prices of systems;

•	Federal regulations (i.e., OIG, HIPAA, ICD-10) that can increase demand for new, updated systems;

•	Federal regulations that directly affect reimbursements received, and therefore the amount of money available for purchasing information systems; and

•	The fines and penalties a healthcare provider or system may incur due to fraudulent billing practices.

In addition to the foregoing, a significant percentage of our total cost of revenue is attributable to the cost of third party software royalties and licenses relating to third party software embedded within our software applications. Generally, royalty fees for third party licenses will fluctuate based on revenue or the number of our customers and therefore will fluctuate on a quarter to quarter basis.

Our operating expense levels, which increase with the addition of acquired businesses, are relatively fixed. Accordingly, if future revenues are below expectations, we would experience a disproportionate adverse affect on our net income and financial results. In the event of a revenue shortfall, we will likely be unable to, or may elect not to, reduce spending quickly enough to offset any such shortfall. As a result, it is possible that our future revenues or operating results may fall below the expectations of securities analysts and investors. In such a case, the price of our publicly traded securities may be adversely affected.

Future Sales of Our Common Stock in the Public Market, Warrants or Option Exercises and Sales Could Lower Our Stock Price.

A substantial number of shares of our Common Stock are subject to stock options and warrants, and our outstanding 2005 notes may be converted into shares of Common Stock. We cannot predict the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of our Common Stock. Sales of substantial amounts of Common Stock, including shares registered under this registration statement, or issued upon the exercise of stock options or the conversion of our outstanding 2005 notes, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock.

Provisions in Our Certificate of Incorporation and Bylaws and Delaware Law Could Delay or Discourage a Takeover which Could Adversely Affect the Price of Our Common Stock.

Our Board of Directors has the authority to issue up to five million shares of preferred stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by holders of our Common Stock. If preferred stock is issued, the voting and other rights of the holders of our Common Stock may be subject to, and may be adversely affected by, the rights of the holders of our preferred stock. The issuance of preferred stock may have the effect of delaying or preventing a change of control of QuadraMed that could have been at a premium price to our stockholders.

Certain provisions of our certificate of incorporation and bylaws could discourage potential takeover attempts and make attempts to change management by stockholders difficult. Our Board of Directors has the authority to impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions. In addition, our certificate of incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on our Board of Directors may be filled only by a vote of the majority of directors then in office. Further, our certificate of incorporation provides that the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class, subject to certain exceptions, is required for certain business combination transactions. These provisions, and certain other provisions of our certificate of incorporation, could have the effect of delaying or preventing (i) a tender offer for our Common Stock or other changes of control of QuadraMed that could be at a premium price or (ii) changes in our management.

In addition, certain provisions of Delaware law could have the effect of delaying or preventing a change of control of QuadraMed. Section 203 of the Delaware General Corporation Law, for example, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

The Change of Control Repurchase Feature of Our 2008 Notes May Discourage a Takeover Which Could Adversely Affect the Price of Our Common Stock.

In the event of a change of control of the Company, holders of our 2008 notes have the right to require us to repurchase for cash all or any portion of the 2008 notes at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the repurchase date. This change of control repurchase feature of the 2008 notes may, in certain circumstances, make more difficult and costly, and therefore discourage, a change of control of QuadraMed that could have been at a premium price to our stockholders.

We Do Not Expect to Pay Cash Dividends in the Foreseeable Future.

We have not declared or paid cash or other dividends on our Common Stock and do not expect to pay cash dividends for the foreseeable future. Also, under the terms of our 2008 notes, our “excess cash” must be used to redeem the debt. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

We May Be Liable for Violating the Intellectual Property Rights of Third Parties, which Could Lead Us to Incur Substantial Litigation Expenses, and, If There Were an Adverse Judgment, Liability for Any Infringement.

We do not believe that the intellectual property important to the operation of our business, whether owned by us or licensed to us by a third party, infringes or violates the intellectual property rights of any other party. However, intellectual property litigation is increasingly common in the software industry. The risk of an infringement claim against us may increase over time as the number of competitors in our industry segment grows and the functionality of products overlaps. Third parties have, in the past, asserted infringement claims and could assert infringement claims against us in the future. Regardless of the merits, we could incur substantial litigation expenses in defending any such asserted claim. In the event of an unfavorable ruling on any such claim, a license or similar agreement may not be available to us on reasonable terms, if at all. Infringement may also result in significant monetary liabilities that could have a material adverse effect on our business, financial condition, and results of operations. We may not be successful in the defense of these or similar claims. We have taken steps to contractually limit our liability for the use of intellectual property licensed to us by third parties. However, there can be no guarantee that we have adequate protection.

Our Inability to Protect Our Intellectual Property Could Lead to Unauthorized Use of Our Products, which Could Have an Adverse Effect on Our Business.

We rely on a combination of trade secret, copyright and trademark laws, nondisclosure, non-compete, and other contractual provisions to protect our proprietary rights. In 2001, we filed our first patent application covering our developed technology, the Affinity CPOE software application. This application lapsed, and we have no patents. Measures taken by us to protect our intellectual property may not be adequate, and our competitors could independently develop products and services that are substantially equivalent or superior to our products and services. Any infringement or misappropriation of our proprietary software and databases could put us at a competitive disadvantage in a highly competitive market and could cause us to lose revenues, incur substantial litigation expense, and divert management’s attention from other operations.

We are Dependent Upon Third Party Software Licenses in Connection with the Sale of Our Software. If These Licenses Are Not Renewed or Are Terminated, We May Not Be Able to Continue to Use the Related Technology on Commercially Reasonable Terms or at All.

We depend on licenses from a number of third party vendors for certain technology used to develop and operate our products, and we are materially reliant upon licenses with the following third party vendors: InterSystems Corporation, Oracle, Microsoft, Quovadx, the American Medical Association (AMA), and the American Hospital Association (AHA). Most of these licenses expire within three to five years. Such licenses can be renewed only by mutual consent and may be terminated if we breach the license terms and fail to cure the breach within a specified time period. If such licenses are terminated, we may not be able to continue using the technology on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments until equivalent technology is obtained, which could have a material adverse effect on our business, financial condition, and results of operations. At present, there is no equivalent technology for the Intersystems Corporation technology which is an integral component of our Affinity product line. Most of our third-party licenses are non-exclusive and competitors may obtain the same or similar technology. In addition, if vendors choose to discontinue support of the licensed technology, we may not be able to modify or adapt our products.

We Face Product Development Risks Associated with Rapid Technological Changes.

The healthcare software market is highly fragmented and characterized by ongoing technological developments, evolving industry standards, and rapid changes in customer requirements. Our success depends on our ability to timely and effectively:

•	Offer a broad range of software products;

•	Enhance existing products and expand product offerings;

•	Respond promptly to new customer requirements and industry standards;

•	Remain compatible with popular operating systems and develop products that are compatible with the new or otherwise emerging operating systems; and

•	Develop new interfaces with competing HIS vendors to fully integrate our Quantim product suite in order to maximize features and functionality of the new products.

Our performance depends in large part upon our ability to provide the increasing functionality required by our customers through the timely development and successful introduction of new products and enhancements to our existing suite of products. We may not successfully, or in a timely manner, develop, acquire, integrate, introduce, or market new products or product enhancements. Product enhancements or new products developed by us also may not meet the requirements of hospitals or other healthcare providers and payers or achieve or sustain market acceptance. Our failure to either estimate accurately the resources and related expenses required for a project, or to complete our contractual obligations in a manner consistent with the project plan upon which a contract was based, could have a material adverse effect on our business, financial condition, and results of operations. In addition, our failure to meet a customer’s expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business.

A Significant Amount of Our Assets Comprise Goodwill, Customer Lists and Other Intangible Items Subject to Impairment and Adjustment That Could Possibly Negatively Impact Our Results of Operations and Stockholders’ Equity.

A significant amount of our assets comprise intangible assets, such as the value of the installed customer base, core technology, capitalized software, goodwill, and other identifiable intangible assets acquired through our acquisitions, such as trademarks.

Pursuant to SFAS No. 142, we must test goodwill and other intangible assets for impairment at least annually and adjust them when impaired to the appropriate net realizable value. We performed an impairment test on the carrying value of our goodwill and intangibles as of January 1, 2004 and 2003. We determined that there was no impairment as of these dates. In addition, our internally developed software has been capitalized assuming our earnings from these product developments exceeds the costs incurred to develop them. If it is determined that these assets have been impaired and our future operating results will not support the existing carrying value of our intangible assets, we will be required to adjust the carrying value of such assets to net realizable value.

We, however, cannot predict that all of our intangible assets will continue to remain unimpaired. Our future operating results and stockholders’ equity could possibly decrease with any future impairment and write-down of goodwill, customer lists, or other such intangibles.

The Nature of Our Products Makes Us Particularly Vulnerable to Undetected Errors or Bugs that Could Reduce Revenues, Market Share or Demand for Our Products and Services.

Products such as those we offer may contain errors or failures, especially when initially introduced or when new versions are released. Although we conduct extensive testing on our products, software errors have been discovered in certain enhancements and products after their introduction. Despite such testing by us and by our current and potential customers, products under development, enhancements, or shipped products may contain errors or performance failures, resulting in, among other things:

•	Loss of customers and revenue;

•	Delay in market acceptance;

•	Diversion of resources;

•	Damage to our reputation; or

•	Increased service and warranty costs.

Any of these consequences could have a material adverse effect on our business, financial condition, and results of operations.

If Our Products Fail to Accurately Assess, Process, or Collect Healthcare Claims or Administer Managed Care Contracts, We Could Be Subject to Costly Litigation and Be Forced to Make Costly Changes to Our Products.

Some of our products and services are used in the payment, collection, coding, and billing of healthcare claims and the administration of managed care contracts. If our employees or products fail to accurately assess, process, or collect these claims, customers could file claims against us. Our insurance coverage may not be adequate to cover such claims. A successful claim that is in excess of, or is not covered by, insurance coverage could adversely affect our business, financial condition, and results of operations. Even a claim without merit could result in significant legal defense costs and could consume management time and resources. In addition, claims could increase our premiums such that appropriate insurance could not be found at commercially reasonable rates. Furthermore, if we were found liable, we may have to significantly alter one or more of our products, possibly resulting in additional unanticipated research and development expenses.

Changes in Procurement Practices of Hospitals Have and May Continue to Have a Negative Impact on Our Revenues.

A substantial portion of our revenues has been and is expected to continue to be derived from sales of software products and services to hospitals. Consolidation in the healthcare industry, particularly in the hospital and managed care markets, could decrease the number of existing or potential purchasers of products and services and could adversely affect our business. In addition, the decision to purchase our products often involves a committee approval. Consequently, it is difficult for us to predict the timing or outcome of the buying decisions of our customers or potential customers. In addition, many healthcare providers are consolidating to create integrated delivery networks with greater regional market power. These emerging systems could have greater bargaining power, which may lead to decreases in prices for our products, which could adversely affect our business, financial condition, and results of operations.

Changes in the Healthcare Financing and Reimbursement System Could Adversely Affect the Amount of and Manner in which Our Customers Purchase Our Products And Services.

Changes in current healthcare financing and reimbursement systems could result in unplanned product enhancements, delays, or cancellations of product orders or shipments, or reduce the need for certain systems. We could also have the endorsement of products by hospital associations or other customers revoked. Any of these occurrences could have a material adverse effect on our business. Alternatively, the federal government recently mandated that all but small health care providers submit claims to Medicare in electronic format, which may positively affect our systems and product.

The healthcare industry in the United States is subject to changing political, economic, and regulatory influences that may affect the procurement practices and operations of healthcare organizations. The traditional hospital delivery system is evolving as more hospital services are being provided by niche, free standing practices and outpatient providers. The commercial value and appeal of our products may be adversely affected if the current healthcare financing and reimbursement system were to change. During the past several years, the healthcare industry has been subject to increasing levels of governmental regulation. Proposals to reform the healthcare system have been and are being considered by the United States Congress. These proposals, if enacted, could adversely affect the commercial value and appeal of our products or change the operating environment of our customers in ways that cannot be predicted. Healthcare organizations may react to these proposals by curtailing or deferring investments, including those for our products and services. In addition, the regulations promulgated under HIPAA could lead healthcare organizations to curtail or defer investments in non-HIPAA related features in the next several years.

The Variability and Length of Our Sales Cycle for Our Products May Exacerbate the Unpredictability and Volatility of Our Operating Results.

We cannot accurately forecast the timing of customer purchases due to the complex procurement decision processes of most healthcare providers and payers. How and when to implement, replace, expand or substantially modify an information system are major decisions for hospitals, and such decisions require significant capital expenditures by them. As a result, we typically experience sales cycles that extend over several quarters. In particular, our Affinity enterprise software has a higher average selling price and longer sales cycle than many of our other products. As a result, we have only a limited ability to forecast the timing and size of specific sales, making the prediction of quarterly financial performance more difficult.

We Operate in a Highly Competitive Market.

Competition for our products and services is intense and is expected to increase. Increased competition could result in reductions in our prices, gross margins, and market share and have a material adverse effect on our business, financial condition, and results of operations. We compete with other providers of healthcare information software and services, as well as healthcare consulting firms. Some competitors have formed business alliances with other competitors that may affect our ability to work with some potential customers. In addition, if some of our competitors merge, a stronger competitor may emerge. Some principal competitors include:

•	In the market for enterprise healthcare information systems: McKesson Corporation, Inc., Shared Medical Systems, Inc., a division of Siemens, MediTech Corporation, Eclipsys Corporation, Cerner, and IDX Corporation;

•	In the market for electronic document management products: McKesson Corporation, SoftMed Corporation Inc., FileNet, Lanvision, MedPlus, and Eclipsys Corporation;

•	In the market for MPI products and services: Madison Technologies, Inc., McKesson Corporation, Shared Medical Systems, Inc., a division of Siemens, and Medibase;

•	In the market for decision support products: Eclipsys Corporation, Healthcare Microsystems, Inc., a division of Health Management Systems Inc., McKesson Corporation, Shared Medical Systems, Inc., a division of Siemens, and MediQual Systems, Inc., a division of Cardinal Health, Inc.;

•	In the market for coding, compliance, data, and record management products in the Health Information Management Software Division: 3M Corporation, SoftMed Corporation, Inc., MetaHealth, Eclipsys Corporation and HSS, Inc.;

•	In the market for financial services: Advanced Receivables Strategy, Inc., a division of Perot Systems Corporation, NCO Group, Inc., Outsourcing Solutions, Inc., Health Management Systems, Inc., and Triage Consulting Group.

Current and prospective customers also evaluate our products’ capabilities against the merits of their existing information systems and expertise. Major software information systems companies, including those specializing in the healthcare industry, that do not presently offer competing products may enter our markets. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and market recognition than we have. Many of these competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements, and changes in the political, economic or regulatory environment in the healthcare industry.

These competitors may be in a position to devote greater resources to the development, promotion, and sale of their products than we can. We may not be able to compete successfully against current and future competitors, and such competitive pressures could materially adversely affect our business, financial condition, and operating results.

We Have Encountered Significant Challenges Integrating Acquired Businesses, and Future Transactions May Adversely Affect Our Business, Operations, and Financial Condition.

From 1993 to 1999, we completed 28 acquisitions, and we encountered significant challenges integrating the acquired businesses into our operations. From 2000 through 2003, we made significant progress toward that integration. However, we continue to support several different technology platforms. In February 2004, we acquired Détente Systems Pty Limited, an Australian proprietary limited company, and Détente Systems Trust, an Australian business trust. In the future, we plan to make investments in or acquire additional complementary businesses, products, services or technologies. These investments and acquisitions will create new integration challenges. Some of the challenges we have encountered, and may encounter with acquisitions in the future, in integrating acquired businesses have included:

•	Interruption, disruption or delay of our ongoing business;

•	Distraction of management’s attention from other matters;

•	Additional operational and administrative expenses;

•	Difficulty managing geographically dispersed operations;

•	Failure of acquired businesses to achieve expected results, resulting in our failure to realize anticipated benefits;

•	Write-down or reclassification of acquired assets;

•	Failure to retain key acquired personnel and difficulty and expense of training those retained;

•	Increases in stock compensation expense and increased compensation expense resulting from newly hired employees;

•	Assumption of liabilities and potential for disputes with the sellers of acquired businesses;

•	Customer dissatisfaction or performance problems related to acquired businesses;

•	Failure to maintain good relations with customers or suppliers;

•	Exposure to the risks of entering markets in which we have no direct prior experience and to risks associated with market acceptance of acquired products and technologies; and

•	Platform and technical issues related to integrating systems from various acquired companies.

All of these factors have had an adverse effect on our business, financial condition, and results of operations in the past, and could have an adverse effect in the future.

No Mirror Processing Site for Our Customer Data Processing Facilities Exists; Our Business, Financial Condition, and Results of Operations Could Be Adversely Affected if These Facilities Were Subject to a Closure from a Catastrophic Event or Otherwise.

We currently process substantially all of our customer data at several of our facilities across the United States. Although we back up our data nightly and have safeguards for emergencies, such as power interruption or breakdown in temperature controls, we have no mirror processing site to which processing could be transferred in the case of a catastrophic event at any of these facilities. If a major catastrophic event occurs at these facilities possibly leading to an interruption of data processing, or any other interruption or closure, our business, financial condition, and results of operations could be adversely affected.

We May Be Required to Make Substantial Changes to Our Products if They Become Subject to FDA Regulation, which Could Require a Significant Capital Investment.

Computer products used or intended for use in the diagnosis, cure, mitigation, treatment, or prevention of diseases or other conditions or that affect the structure or function of the body are subject to regulation by the FDA under the Federal Food, Drug and Cosmetic Act. At present, none of our software products are so regulated. In the future, the FDA could determine that some of our products, because of their predictive aspects, are clinical decision tools and subject them to regulation. Compliance with FDA regulations could be burdensome, time consuming, and expensive. Other new laws and regulations affecting healthcare software development and marketing also could be enacted in the future. If so, it is possible that our costs and the length of time for product development and marketing could increase and that other unforeseeable consequences could arise.

Governmental Regulation of the Confidentiality of Patient Health Information Could Result in Our Customers Being Unable to Use Our Products Without Significant Modification, which Could Require Us to Expend Substantial Amounts.

There is substantial state and federal regulation of the confidentiality of patient health information and the circumstances under which such information may be used by, disclosed to or processed by us as a consequence of our contacts with various health care providers. Although compliance with these laws and regulations is presently the principal responsibility of the hospital, physician, or other healthcare provider, regulations governing patient confidentiality rights are dynamic and rapidly evolving. Changes may be made which require us to change our systems and our methods which could require significant expenditure of capital and decrease future business prospects. Additional federal and state legislation governing the dissemination of individually identifiable information have been proposed and may be adopted, which may also significantly affect our business.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) is a federal law that affects the use, disclosure, transmission and storage of individually identifiable health information. As directed by HIPAA, the United States Department of Health and Human Services (“HHS”) must promulgate standards and implementation guidelines for certain electronic health transactions, code sets, data security, unique identification numbers, and privacy of individually identifiable health information. HHS has issued some of these regulations in final form while others remain in development. Moreover, HHS could, at any time in the future, modify any existing final regulations in a manner that could require us to change our systems or operations.

First, HHS published a final regulation governing transaction and code set standards that had an initial compliance date of October 16, 2002. If a covered entity (health care providers that transmit certain covered transactions in electronic form, health plans and health care clearinghouses) or its agent filed a timely extension, the covered entity would have received an additional year to comply with the HIPAA transaction and code sets requirements, until October 16, 2003. As a consequence, all covered entities must now comply with this regulation. As noted above, HHS may make further revisions to the transactions and code sets standards which could require us to change our products and systems to enable our covered entity customers to meet such obligations.

Second, HHS has published a final HIPAA privacy regulation which had a compliance date of April 14, 2003. The HIPAA privacy regulation is complex and far reaching. Similar to the HIPAA transaction and code sets regulation, the HIPAA privacy regulation applies to covered entities. Covered entities are, in most instances, required to execute a contract with any business associate that performs certain services on the covered entity’s behalf involving protected health information. Under the regulations, QuadraMed’s Financial Services and Electronic Data Interchange businesses are considered covered entities and are therefore governed by HIPAA regulations. QuadraMed’s hospital customers are covered entities, and to the extent that QuadraMed customers use the software to manipulate protected health information and submit electronic transactions, QuadraMed is required by its customer contracts to ensure that the software complies with all relevant regulations. The HIPAA privacy regulation and state healthcare privacy regulations could materially restrict the ability of healthcare providers to disclose protected health information from patient records using our products and services or could require us to make additional capital expenditures to be in compliance. Accordingly, the HIPAA privacy regulation and state privacy laws may significantly impact our product’s use in the health care delivery system and therefore, decrease our revenue, increase working capital requirements and decrease future business prospects.

Third, HHS has published the final HIPAA security regulation with a compliance date of April 21, 2005. The HIPAA security regulation applies to the use, disclosure, transmission, storage and destruction of electronic protected health information by covered entities. Covered entities must implement stringent security measures to ensure the confidentiality of the electronic protected health information, and to protect against the unauthorized use of the electronic protected health information. Implementing such measures will require us to expend substantial capital due to required product, service, and procedure changes.

QuadraMed has completed modifications to its business practices and software offerings and is currently in full compliance with HIPAA regulations. However, HHS continues to publish change notices to existing rules and propose new rules. There is no certainty that QuadraMed will be able to respond to all such rules in a timely manner and our inability to do so could adversely affect our business.

Government Regulation to Adopt and Implement ICD-10-CM and ICD-10-PCS Medical Code Set Standards Could Require Substantial Modification of our Coding and Compliance Software.

The American Health Information Management Association (“AHIMA”) and other prominent healthcare industry advocacy groups are calling on the Department of Health and Human Services (HHS) and the healthcare industry to take action to adopt and implement ICD-10-CM and ICD-10-PCS code sets, rules, and guidelines as a replacement for current ICD-9-CM guidelines used in our software products. Adoption of these new code sets would require us to change our systems and our methods which could require a significant expenditure of research and development capital and decrease future business prospects for our current product line.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements that we believe are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created by such acts. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements, including any statements regarding our strategy, future operations, future expectations or future estimates, financial position and objectives of management. In some cases, you can identify forward-looking statements by terminology such as “believes,” “anticipates,” “plans,” “should,” “expects,” “predicts,” “intends,” “estimates,” “may,” “will”, “could”, “would”, “pro forma”, “seek”, “continue”, or the negative of those terms or comparable terminology. Not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, results of operations, competitive factors, shifts in market demand and other risks and uncertainties. These statements are only predictions and we can give no assurance that such expectations will prove to be correct.

We discuss risks, uncertainties, and assumptions that could cause our actual results to differ materially from our expected and historical results and these forward looking statements elsewhere in this Prospectus, including in the section entitled “Risk Factors”, and in our periodic reports filed with the SEC.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate and actual results may differ from those indicated by the forward-looking statements included in this Prospectus. You should not place undue reliance on these forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included in this Prospectus, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results. We undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise. You are advised, however to consult any further disclosures we make in our subsequent current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other reports filed with the SEC.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the resale of the Shares that may be sold using this Prospectus. We will not receive any of the proceeds from the resale of these Shares.

SELLING STOCKHOLDERS

This Prospectus relates to Shares that are being registered for resale by Selling Stockholders who have acquired or may acquire Shares pursuant to the Compensation Arrangements. The Selling Stockholders may resell any or all of the Shares at any time during which this Prospectus is effective. The table below describes, as of March 31, 2004 or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his relationship to us during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering; (c) the number of Shares which may be offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of our Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in this table may be amended or supplemented from time to time.

				Beneficial Ownership After the Offering
Name of Seller	Relationships to Company	Number of Shares Beneficially Owned Prior to the Offering(1)	Shares to be Sold(2)	Number of Shares	Percentage of Common Stock(3)
Lawrence P. English	Chairman of the Board and Chief Executive Officer	2,219,233	1,600,000	619,233	1.9%

Michael S. Wilstead	President and Chief Operating Officer (4)	921,115	830,000	91,115	*

Charles J. Stahl	Chief Financial Officer (5)	237,500	375,000	0	*

John C. Wright	Executive Vice President, and Corporate Secretary (6)	100,000	850,000	0	*

*	Less than 1%.

(1)	The number of shares beneficially owned is determined under rules promulgated by the SEC and includes outstanding shares of Common Stock (including restricted Common Stock) and options for Common Stock that have vested or will vest within 60 days.

(2)	In order to reflect the maximum number of shares that may be sold pursuant to this Prospectus, the number of shares to be sold includes (i) shares of restricted Common Stock that are subject to forfeiture and whose disposition is restricted by contractual limitations on the Selling Stockholders, and (ii) shares of Common Stock subject to options which are not deemed to be currently exercisable, but which may become exercisable between the date of filing of this Prospectus and April 15, 2007 under the terms of those options. Such option shares cannot be sold by the Selling Stockholders unless and until such time as the options become exercisable, the options have been exercised, and the shares underlying such options have been issued to the Selling Stockholders.

(3)	Based on 31,142,341 shares of Common Stock outstanding on March 23, 2004.

(4)	Mr. Wilstead has been President of QuadraMed since March 2003 and Chief Operating Officer since December 2001. He previously served as President of the Health Information Management Service and Software Divisions and the former EZ-CAP Division.

(5)	Mr. Stahl became Chief Financial Officer and Executive Vice President in April 2003. From December 2002 to April 2003, Mr. Stahl served as a consultant to QuadraMed.

(6)	Mr. Wright has been the Executive Vice President and Corporate Secretary since September 2003. He acted as an advisor to our Audit Committee from January 2003 until July 2003, when he became an officer of the Company.

PLAN OF DISTRIBUTION

Sales of the Shares offered by this Prospectus may be made on the over-the-counter market or otherwise at prices and on terms then prevailing or at prices related to the then current market price, or in negotiated transactions. In addition, any securities covered by this Prospectus which qualify for sale under Rule 144 may be sold under Rule 144 rather than under this Prospectus. We will not receive any part of the proceeds of the sales made under this Prospectus. We are paying all other expenses associated with this Prospectus, but each Selling Stockholder is paying his or her own selling and other expenses.

The Shares may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account under this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Stockholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Shares upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Shares may be deemed to be underwriting discounts and commissions under the Securities Act.

The amount of Shares to be reoffered or resold pursuant to this Prospectus by each Selling Stockholder and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) of the Securities Act.

We cannot assure that any of the Selling Stockholders will offer for sale or sell any or all of the Shares covered by this Prospectus.

LEGAL MATTERS

The validity of the Shares that may be sold using this Prospectus will be passed upon for us by Miles & Stockbridge P.C., McLean, Virginia.

EXPERTS

The consolidated financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule of QuadraMed Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and incorporated by reference in this Prospectus have been audited by Pisenti & Brinker LLP, independent public accountants, to the extent and for the years indicated in their report incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the report of Pisenti & Brinker LLP and the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(1)	QuadraMed Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 22, 2004;

(2)	The description of the terms, rights and provisions applicable to the Common Stock contained in QuadraMed’s Registration Statement No. 000-21031 on Form 8-A, filed with the SEC on July 17, 1996 pursuant to Section 12 of the Exchange Act.

All of the documents that we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof from the date of filing of such documents.

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this Registration Statement is considered to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is considered to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities.

Not required.

Item 5.	Interests of Named Experts and Counsel.

Not required.

Item 6.	Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

QuadraMed Corporation’s Certificate of Incorporation and By-Laws provide that, to the extent permitted by law, the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit, plan or enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of that fact that the person is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had not reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Certificate of Incorporation and By-Laws further provide that the Company shall advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. The Company also shall purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of the Certificate of Incorporation or By-Laws.

Further, the Company has entered into indemnification agreements with its directors and certain of its senior executive officers. Pursuant to the terms of the indemnification agreements, each of the senior executive officers and directors of the Company will be indemnified by the Company to the fullest extent permitted by Delaware law in the event such officer is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company.

Item 7.	Exemption from Registration Claimed.

The restricted securities to be resold pursuant to this Prospectus were exempt from registration pursuant to Section 4(2) of the Securities Act because they were granted by the issuer pursuant to the Compensation Arrangements and not in connection with any public offering.

Item 8.	Exhibits.

The following exhibits are filed as part of this registration statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Description

4.1	Amended and Restated Bylaws of QuadraMed. (Exhibit 3.1 to our Registration Statement on Form S-1, No.333-112040, as filed with the SEC on January 21, 2004.)

4.2	Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.5 to our Annual Report Amended on Form 10-K/A, as filed with the SEC on August 24, 1998.)

4.3	Amendment to the Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.1 to our Registration Statement on Form S-1, No.333-112040, as filed with the SEC on January 21, 2004.)

4.4	Form of Common Stock certificate. (Exhibit 4.2 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.5	Securities Purchase Agreement, dated as of April 17, 2003, among QuadraMed Corporation and certain investors listed on the signature pages attached thereto. (Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.6	Form of Note. (Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.7	Warrant Agreement dated as of April 17, 2003, by and between QuadraMed Corporation and The Bank of New York, as warrant agent. (Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.8	Indenture, dated as of April 17, 2003, between QuadraMed Corporation and the Bank of New York, as trustee. (Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.9	Registration Rights Agreement, dated as of April 17, 2003, among QuadraMed, the investors listed on the signature pages thereto, and Philadelphia Brokerage Corporation. (Exhibit 4.5 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.10	Security Agreement, dated as of April 17, 2003, made by QuadraMed Corporation in favor of The Bank of New York, as collateral agent. (Exhibit 4.6 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.11	Form of Warrant to Purchase Common Stock. (Exhibit 4.11 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.12	Subordinated Indenture, dated as of May 1, 1998, between QuadraMed and The Bank of New York. (Exhibit 4.6 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.13	Officers’ Certificate delivered pursuant to Sections 2.3 and 11.5 of the Subordinated Indenture. (Exhibit 4.7 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.14	Registration Rights Agreement dated April 27, 1998, by and among QuadraMed and the Initial Purchasers named therein. (Exhibit 4.8 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.15	Form of Global Debenture. (Exhibit 4.9 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.16	Form of Certificated Debenture. (Exhibit 4.10 to our Registration Statement on Form S-3, No. 333-55775, as filed with the SEC on June 2, 1998, as amended by Amendment No. 1 thereto, as filed with the SEC on June 17, 1998.)

4.17	1996 Stock Incentive Plan of QuadraMed. (Exhibit 10.1 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.18	1996 Employee Stock Purchase Plan of QuadraMed. (Exhibit 10.2 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.19	1999 Supplemental Stock Option Plan for QuadraMed. (Exhibit 10.5 to our annual report on Form 10-K, as filed with the SEC on March 30, 2000, as amended by May 1, 2000.)

4.20	Employment Agreement dated June 12, 2000, between Lawrence P. English and QuadraMed. (Exhibit 10.66 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, as filed with the SEC on August 14, 2000.)

4.21	Amendment of Employment Agreement dated September 20, 2001, between Lawrence P. English and QuadraMed. (Exhibit 10.5 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed with the SEC on November 14, 2001.)

4.22	Stock Issuance Agreement dated December 30, 2003, by and between Lawrence P. English and QuadraMed Corporation. (Exhibit 10.24 to our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 22, 2004.)

4.23*	Notice of Grant of Stock Option and Discretionary Stock Option Agreement, Dated December 30, 2003, by and between QuadraMed Corporation and Lawrence P. English.

4.24	Employment Agreement dated April 1, 1999, between Michael S. Wilstead and QuadraMed. (Exhibit 10.53 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as filed with the SEC on August 16, 1999.)

4.25	Amendment of Employment Agreement dated September 20, 2001, between Michael S. Wilstead and QuadraMed. (Exhibit 10.9 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, as filed with the SEC on November 14, 2001.)

4.26	Stock Issuance Agreement dated December 30, 2003, by and between Michael S. Wilstead and QuadraMed Corporation. (Exhibit 10.25 to our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 22, 2004.)

4.27*	Notice of Grant of Stock Option and Discretionary Stock Option Agreement, Dated December 30, 2003, by and between QuadraMed Corporation and Michael Wilstead.

4.28	Employment Agreement dated April 15, 2003, between Charles J. Stahl and QuadraMed. (Exhibit 10.73 to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as filed with the SEC on September 19, 2003.)

4.29	Amendment of Employment Agreement dated October 5, 2003, by and between Charles J. Stahl and QuadraMed Corporation. (Exhibit 10.23 to our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 22, 2004.)

4.30	Employment Agreement dated July 9, 2003, between John C. Wright and QuadraMed Corporation. (Exhibit 10.20 to our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 22, 2004.)

4.31	Inducement Stock Agreement dated July 9, 2003, by and between John C. Wright and QuadraMed Corporation. (Exhibit 10.21 to our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 22, 2004.)

4.32	Restricted Stock Agreement dated July 9, 2003, by and between John C. Wright and QuadraMed Corporation. (Exhibit 10.22 to our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 22, 2004.)

5.1*	Opinion of Miles & Stockbridge, P.C. regarding legality of securities being registered.

23.1*	Consent of BDO Seidman, LLP, Independent Certified Public Accountants.

23.2*	Consent of Pisenti & Brinker, LLP, Independent Certified Public Accountants.

23.3*	Consent of Miles & Stockbridge, P.C. (included in Exhibit 5.1).

24.1*	Power of Attorney (set forth in the signature page hereto).

*	Filed herewith

Item 9.	Undertakings.

a. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)1(i) and (a)1(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

h. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, County of Fairfax, Commonwealth of Virginia, on this 31st day of March, 2004.

QUADRAMED CORPORATION

By:	/s/ LAWRENCE P. ENGLISH

Lawrence P. English
Chairman, Chief Executive Officer

POWER OF ATTORNEY

Each individual whose signature appears below constitutes and appoints Lawrence P. English as his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ LAWRENCE P. ENGLISH Lawrence P. English	Chairman, Chief Executive Officer (Principal Executive Officer)	March 31, 2004

/s/ CHARLES J. STAHL Charles J. Stahl	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2004

/s/ F. SCOTT GROSS F. Scott Gross	Director	March 31, 2004

/s/ WILLIAM K. JURIKA William K. Jurika	Director	March 31, 2004

/s/ ROBERT L. PEVENSTEIN Robert L. Pevenstein	Director	March 31, 2004

/s/ MICHAEL J. KING Michael J. King	Director	March 31, 2004

/s/ CORNELIUS T. RYAN Cornelius T. Ryan	Director	March 31, 2004

/s/ JOSEPH A. FESHBACH Joseph A. Feshbach	Director	March 31, 2004

/s/ ROBERT W. MILLER Robert W. Miller	Director	March 31, 2004